Exhibit 5.1



                                                                August 6, 1998

RJR Nabisco, Inc.
RJR Nabisco Holdings Corp.
1301 Avenue of the Americas
New York, New York 10019-6013

Ladies and Gentlemen:

               I have acted as counsel for RJR Nabisco Holdings Corp. ("RJRN Holdings"), RJR Nabisco, Inc. ("RJRN"), RJR Nabisco Holdings Capital Trust I, RJR Nabisco Holdings Capital Trust II, RJR Nabisco Holdings Capital Trust III, RJR Nabisco Holdings Capital Trust IV, RJR Nabisco Holdings Capital Trust V and RJR Nabisco Holdings Capital Trust VI, (each a "Trust" and, with RJRN and RJRN Holdings, the "Companies") in connection with the accompanying Registration Statement on Form S-3 (together with its exhibits, the "Registration Statement") for the issuance and sale of debt securities and guarantees (the "Debt Securities") of RJRN and RJRN Holdings and preferred securities (the "Equity Securities") of the Trusts.

               I have examined the Registration Statement and such other documents and records, and made such other investigations, as I have deemed necessary and relevant for this opinion. Based on this review, I am of the opinion that:

               1. The Debt Securities of RJRN will by duly authorized, legally valid and binding obligations of RJRN when they have been (a) duly authorized and executed by RJRN; (b) duly authenticated as contemplated by the Registration Statement; and (c) delivered against payment therefor in the manner described in the Registration Statement and any applicable prospectus or pricing supplement.

               2. The Debt Securities of RJRN Holdings will by duly authorized, legally valid and binding obligations of RJRN Holdings when they have been (a) duly authorized and executed by RJRN Holdings; (b) duly authenticated as contemplated by the Registration Statement; and (c) delivered against payment therefor in the manner described in the Registration Statement and any applicable prospectus or pricing supplement.

               3. The Equity Securities of each Trust will be legally issued, fully paid and non-assessable when they have been duly authorized, issued and sold as contemplated by the Registration Statement.

               The opinions in paragraphs 1 and 2 are subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and of general principles of equity, whether applied by a court of law or equity.

               The opinions set forth herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States.

               I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein under the heading "Legal Matters."

                                                  Very truly yours,